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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Evolving Systems, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-3 Nos. 333-112082 and 333-1224761 and on Form S-8 (Nos. 333-103655, 333-89438, 333,61446, 333-82473, 333-60779, 333-116085 and 333-58285) of Evolving Systems, Inc. of our report dated March 22, 2006, with respect to the consolidated balance sheets of Evolving Systems, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the December 31, 2005 annual report on Form 10-K of Evolving Systems, Inc.

                      /s/ KPMG LLP

Denver, Colorado
March 22, 2006

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm